EXHIBIT 10.1



                                LICENSE AGREEMENT

         THIS AGREEMENT made and entered into this eighteenth day of July, 2003, by and between DUKE UNIVERSITY, a North Carolina corporation not-for-profit, (hereinafter called the "LICENSOR"), having its principal office at Durham, North Carolina 27708, and CELSION CORPORATION, a corporation organized under the laws of Delaware (hereinafter called the "LICENSEE"), having its principal offices at 10220-1 Old Columbia Road, Columbia, MD 21046-1785.

         WHEREAS, LICENSOR has the right to grant licenses under the invention covered by the Patent Rights (as hereinafter defined), and wishes to have the invention covered by the Patent Rights utilized in the public interest; and

         WHEREAS, the LICENSOR represents that it is the sole owner of the entire right, title and interest in and to said invention and patent applications; and

         WHEREAS, LICENSOR has certain data, know-how and other information relating to said invention and patent rights and its manufacture and use, which it is willing to make available to LICENSEE subject to the terms of this Agreement; and

         WHEREAS, LICENSEE has certain know-how, abilities, and facilities which will enable LICENSEE to perfect and develop the invention covered by the PATENT RIGHTS into a marketable and saleable form

         NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, IT IS AGREED:

                             ARTICLE 1 - DEFINITIONS

         1.01 - For the purposes of this Agreement, and solely for that purpose, the terms and phrases set forth hereinafter in capital letters shall be defined as follows:

         a.       "FIELD" shall mean all applications of the SUBJECT TECHNOLOGY.

         b. "SUBJECT TECHNOLOGY" shall mean the technology licensed hereunder described in detail in Exhibit A attached hereto and made a part hereof, and alterations thereto for use in the FIELD which have heretofore been conceived and/or reduced to practice by LICENSOR, its employees, faculty members or students, as

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                  evidenced by written records. Exhibit A is hereby acknowledged to consist of pending U. S. Patent Application(s) Serial No(s) 10/437,838

         c. "PATENT RIGHTS" shall mean all U.S. and foreign Patent Application(s) filed and any patent now issued or hereafter issuing on any such patent application, substitutes, continuations, continuations-in-part, divisionals, or reissues thereof.

         d. "LICENSED PRODUCT" shall mean any product which is produced or sold by LICENSEE that utilizes the SUBJECT TECHNOLOGY or infringes one or more claims of the PATENT RIGHTS, and which is intended for use in, or is used in, the FIELD.

         e. "NET SALES" shall mean the gross sales of LICENSED PRODUCT sold pursuant to this Agreement, less allowances to customers for spoiled, damaged and returned goods less any freight, taxes, or shipping insurance. LICENSED PRODUCTS used by LICENSEE for its own use in the FIELD shall be considered to be "Net Sales" for purposes of computing royalty obligations, except such LICENSED PRODUCT used for non-revenue producing activity such as promotional items or field trials.

         f. "EFFECTIVE DATE" shall be the date when the License Issue Fee (*)1 is received by LICENSOR.

                               ARTICLE 2 - LICENSE

         2.01 - The LICENSOR hereby grants to the LICENSEE and LICENSEE hereby accepts from LICENSOR, upon the terms and conditions herein specified, an exclusive license to make, have made, use and sell LICENSED PRODUCTS, with the right to sub-license. Such license is worldwide to the full end of the term or terms for which PATENT RIGHTS are issued, unless sooner terminated as hereinafter provided.

         2.02 - LICENSEE shall have the right to grant sub-licenses with the prior written approval of the LICENSOR, such approval not to be unreasonably withheld. Any such sub-licenses shall be subject to terms of this Agreement. Royalties due to LICENSOR on sublicenses of the SUBJECT TECHNOLOGY shall be calculated as though sales of LICENSED PRODUCT by the sublicensee were made by LICENSEE; i.e., for the purposes of calculating royalties due on sublicenses, Net Sales shall be based upon gross sales of LICENSED PRODUCT by sublicensee less deductions as allowed by Section 1.01 (e). Should revenues

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(1) Material has been omitted and filed separately with the Commission.


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to LICENSEE under a sublicense not be based upon product sales by sublicensee, or include payments to LICENSEE in addition to those based upon product sales by sublicensee, then LICENSEE shall pay LICENSOR a royalty equal to (*2) of LICENSEE's revenues from the sublicense that are not based upon product sales by sublicensee. Royalties from sublicenses shall not be creditable against minimum royalty requirements (3.03) or due diligence requirements (4.02) herein. LICENSOR and LICENSEE will negotiate the terms of any non-cash sub-licenses. LICENSEE agrees to be responsible for the performance hereunder by its sub-licensees, if any. If, for any reason, this license agreement is terminated, LICENSEE agrees to assign all such sub licenses directly to LICENSOR.

         2.03 - Within thirty days following the execution of this Agreement and thereafter during the period of this Agreement, the LICENSOR agrees to provide LICENSEE with access to all technical know-how it may have relative to the SUBJECT TECHNOLOGY, and copies of any and all patents or patent applications owned or controlled by the LICENSOR covering the SUBJECT TECHNOLOGY or the use of the SUBJECT TECHNOLOGY or processes for the manufacture of the SUBJECT TECHNOLOGY, including all Patent Office actions received and amendments filed, if any, relative thereto.

         2.04 - LICENSOR shall provide reasonable opportunities for LICENSEE'S personnel to have access to the inventor so that inventor can provide training and information with respect to the SUBJECT TECHNOLOGY and PATENT RIGHTS. Once available information concerning SUBJECT TECHNOLOGY and PATENT RIGHTS has been transferred to LICENSEE, inventor shall be entitled to be compensated by LICENSEE if additional training or consulting is necessary. Such arrangements shall be made between inventor and LICENSEE and shall comply with all regulations and policies of LICENSOR governing faculty consulting relationships. Information disclosed under this provision shall be subject to the confidentiality constraints of Section 6.03.

             ARTICLE 3 - LICENSE FEE, ROYALTIES, RECORDS AND REPORTS

         3.01 - LICENSEE shall pay to LICENSOR a license issue fee of (*3) on execution of this AGREEMENT. License issue fees shall not be creditable against minimum annual royalties (3.03).

         3.02 - LICENSEE shall pay to LICENSOR an annual license maintenance fee of (*4) in year 2 and year 3 which is creditable against royalties due in each year, respectively.

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(2) Material has been omitted and filed separately with the Commission.
(3) Materials has been omitted and filed separately with te Commission.
(4) Materials has been omitted and filed separately with te Commission.


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         3.03 - At the times and in the manner set forth hereinafter, LICENSEE shall pay to LICENSOR a running royalty on NET SALES of LICENSED PRODUCTS. These LICENSED PRODUCTS shall include both disposable and non-disposable items designed for use with the INVENTION. Such royalty shall be at the rate of (*5) of NET SALES.

If LICENSEE demonstrates, through written records, that it is necessary to license additional technology from third parties in order to commercialize the LICENSED PRODUCT and that additional license for necessary technology obligates LICENSEE to pay royalties on NET SALES of LICENSED PRODUCT such that aggregate royalties on NET SALES due to third parties exceeds (*6) of NET SALES, then LICENSEE shall be permitted to reduce the royalty due LICENSOR under this AGREEMENT by one-half such additional royalties to third parties in excess of (*7) of NET SALES of LICENSED PRODUCT; provided, however, in no case shall royalty payable by LICENSEE to LICENSOR when reduced by any royalties to third parties for necessary technology, be less than (*8) of NET SALES.

         3.04 - Minimum annual royalties shall commence at the earlier of the first commercial sale or 3 years from execution of this AGREEMENT, and shall be payable to LICENSOR as specified in paragraph 3.05 below. Should the running royalties due for the calendar year not equal the amount specified for minimum royalties, LICENSEE shall pay to LICENSOR in each such year the difference between the minimum sum specified below in paragraph 3.05 and the total earned running royalties paid in such year. Minimum annual royalties, when they are due, will be prorated based upon the fraction of the calendar year for which the obligation is effective. For example, if the obligation to pay minimum annual royalties begins on June first of the year, the minimum annual royalty for that calendar year will be 7/12 of (*9) or $(*10).

         3.05 - Minimum annual royalties shall be (*11) per calendar year.


         3.06 - LICENSEE shall render to LICENSOR prior to February 28th and August 31st of each year a written account of the NET SALES of LICENSED PRODUCTS subject to royalty hereunder made during the prior six month periods ending December 31st and June 30th, respectively, and shall simultaneously pay to LICENSOR the royalties due on such NET SALES in United States Dollars. Minimum annual royalties, if any, which are due

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(5)  Materials has been omitted and filed separately with the Commission.
(6)  Materials has been omitted and filed separately with the Commission.
(7)  Materials has been omitted and filed separately with the Commission.
(8)  Materials has been omitted and filed separately with the Commission.
(9)  Materials has been omitted and filed separately with the Commission.
(10) Materials has been omitted and filed separately with the Commission.
(11) Materials has been omitted and filed separately with the Commission.


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

LICENSOR for any calendar year, shall be paid by LICENSEE along with the written report due on February 28 of each year. All payments required by this AGREEMENT, if not paid within thirty days of the due date, shall bear interest at the rate of one and one-half percent (11/2%) per month, compounded monthly, or the maximum interest rate allowed by applicable law, whichever is less.

         3.07 - LICENSOR may terminate this Agreement or convert this Agreement to a non-exclusive Agreement if at least *%(12) of the minimum royalties due (3.05) are not earned in each year following the second calendar year after first commercial sale.

         3.08 - LICENSEE shall keep full, true and accurate books of accounts and other records containing all particulars which may be necessary to properly ascertain and verify the royalties payable by them hereunder. Upon LICENSOR's request, LICENSEE shall permit an independent Certified Public Accountant selected by LICENSOR (except one to whom LICENSEE has some reasonable objection) to have access during ordinary business hours to such of LICENSEE's records as may be necessary to determine, in respect of any quarter ending not more than two (2) years prior to the date of such request, the correctness of any report and/or payment made under this Agreement. If such examination results in a determination that LICENSEE has underpaid its obligations to LICENSOR by more than five percent (5%), then the cost of such examination shall be borne by LICENSEE.

                       ARTICLE 4 - PERFORMANCE OBLIGATIONS

         4.01 - LICENSEE shall use its best efforts to bring LICENSED PRODUCTS to market through a thorough, vigorous and diligent program for exploitation of the PATENT RIGHTS, to develop manufacturing capabilities, and to continue active, diligent marketing efforts, in all applicable fields of use, for LICENSED PRODUCTS throughout the life of this Agreement.

         4.02 - In addition, LICENSEE shall adhere to the following requirements:

         (a) Promptly upon execution of this Agreement, LICENSEE shall determine the first LICENSED PRODUCT to be developed by LICENSEE, and LICENSEE shall then promptly notify LICENSOR of LICENSEE's plan with respect to that first product, including a firm plan and schedule for acquiring any necessary regulatory approvals.

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(12) Material has been omitted and filed separately with the Commission.


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

         (b) LICENSEE shall secure the first Regulatory Approval (if required), on a country by country basis within 48 months of the EFFECTIVE DATE.
         (c) LICENSEE shall achieve first sale of a LICENSED PRODUCT within 6 months of receipt of regulatory approval (if required), on a country by country basis, or within 12 months of EFFECTIVE DATE if regulatory approval is not required
         (d) LICENSEE shall make a (*13) dollar (*14) payment to LICENSOR upon first regulatory approval, or first sale if regulatory approval is not required
         (e) LICENSEE shall provide a production sample to LICENSOR for approval prior to first sale, such approval not to be unreasonably withheld.
         (f) LICENSEE shall diligently seek sublicensees to exploit any areas of the FIELD not pursued by the LICENSEE.

         4.03 - LICENSEE agrees to explore the feasibility of developing and commercializing the SUBJECT TECHNOLOGY in the additional areas listed below, and shall notify LICENSOR of LICENSEE's decision in each area within the timeframes set forth below:

         (a) In conjunction with existing chemotherapeutic agents for the breast within 6 months of the EFFECTIVE DATE.
         (b) In conjunction with standard radiation therapy for the breast within 12 months of the EFFECTIVE DATE.
         (c) In conjunction with heat sensitive gene therapy for the breast within 24 months of the EFFECTIVE DATE.

Each area chosen by LICENSEE shall be subject to performance obligations as set forth in Section 4.02. Should LICENSEE decide not to pursue any area through its own resources or through an allowed sublicense then this Agreement shall not extend to that area, and LICENSOR shall be free to license rights in that area to a third party. Said performance obligations for each area shall commence on the date when LICENSEE gives LICENSOR its decision whether or not to develop and commercialize each area. (vida supra)

         4.04 - During the term of this Agreement, LICENSEE will submit annual progress reports to LICENSOR by February 28 of each year which discuss the progress and results, as well as ongoing plans, including a three year rolling forecast of global sales, with respect to the SUBJECT TECHNOLOGY. LICENSOR shall have the right to request one meeting per year to discuss such information. The first plan, which will include major global target markets and

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(13) Materials has been omitted and filed separately with the Commission.
(14) Materials has been omitted and filed separately with the Commission.


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

a three year forecast of sales in terms of units and US dollars, will be submitted within 12 months of the EFFECTIVE DATE of this AGREEMENT.

         4.05 - If LICENSEE fails to meet any of the performance milestones of this Article 4, and fails to correct the shortcomings within a ninety (90) day period, LICENSOR may immediately terminate the AGREEMENT in accordance with
Section 7.03.

                               ARTICLE 5 - PATENTS

         5.01 - Subsequent to the EFFECTIVE DATE of this Agreement, the LICENSOR shall continue to have sole responsibility for the filing, prosecuting and maintaining of the appropriate United States patent protection for the SUBJECT TECHNOLOGY, and all of the expenses of such protection shall be reimbursed by LICENSEE. LICENSEE shall reimburse LICENSOR for all out-of-pocket legal expenses, which have been incurred to date. LICENSOR shall keep LICENSEE advised as to the prosecution of such applications by forwarding to LICENSEE copies of all official correspondence relating thereto. LICENSEE agrees to cooperate with LICENSOR in the prosecution of the U.S. Patent Applications to insure that the application reflects, to the best of LICENSEE's knowledge, all items of commercial and technical interest and importance. All final decisions with respect to the prosecution of said application are reserved to LICENSOR.

         5.02 - LICENSEE shall designate the foreign countries, if any, in which LICENSEE desires patent protection, and LICENSOR agrees to proceed to obtain such protection. LICENSEE shall pay all expenses with regard to such foreign patent protection. LICENSOR may elect to seek patent protection in countries not so designated by LICENSEE, in which case LICENSOR shall be responsible for all expenses attendant thereto; however, in such instances LICENSEE shall forfeit its rights under this license agreement as to those countries unless LICENSEE shall agree to pursue such protection within thirty (30) days after receiving written notice.

         5.03 - Upon learning of the infringement of PATENT RIGHTS by a third party, the party learning of such infringement shall promptly inform the other party in writing of that fact along with any evidence available pertaining to the infringement. LICENSEE may at its own expense take whatever steps are necessary to stop the infringement and recover damages. In such case, LICENSEE will keep LICENSOR informed of the steps taken and the progress of any legal actions taken. LICENSEE will pay to LICENSOR twenty percent (20%) of any such damages recovered that are in excess of legal expenses incurred by the LICENSEE in enforcing its PATENT RIGHTS. If LICENSEE does not undertake, within sixty
(60) days of notice, to enforce the PATENT RIGHTS against the infringing party, the LICENSOR shall have the right, at its own


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


expense to take whatever steps are necessary to stop the infringement and recover damages, and shall be entitled to retain all damages so recovered.

         5.04 - LICENSEE shall give LICENSOR prompt notice of each claim or allegation received by it that the manufacture, use or sale of LICENSED PRODUCTS constitutes a significant infringement of a third party patent or patents. LICENSEE shall have the primary right and responsibility at its own expense to defend and control the defense of any such claim against LICENSEE, by counsel of its choosing. The settlement of any such actions must be approved by LICENSOR, which approval may not be unreasonably withheld. LICENSOR agrees to cooperate with LICENSEE in any reasonable manner deemed by LICENSEE to be necessary in defending or prosecuting such action. LICENSEE shall reimburse LICENSOR for all expenses incurred in providing such assistance. Notwithstanding the foregoing, LICENSOR shall, in its sole discretion, be entitled to participate through counsel of its own choosing in any such action.

                 ARTICLE 6 - GOVERNMENT CLEARANCE, PUBLICATION,
                       CONFIDENTIALITY, OTHER USE, EXPORT

         6.01 - LICENSEE agrees to use commercially reasonable best efforts to have the SUBJECT TECHNOLOGY cleared for marketing in those countries in which LICENSEE intends to sell LICENSED PRODUCTS by the responsible government agencies requiring such clearance. To accomplish said clearances at the earliest possible date, LICENSEE agrees to file, according to the usual practice of LICENSEE, any necessary data with said government agencies. Should LICENSEE cancel this Agreement, LICENSEE agrees to assign its full interest and title in such market clearance application, including all data relating thereto, to LICENSOR at no cost to LICENSOR.

         6.02 - LICENSEE further agrees that the right of publication of the invention and said SUBJECT TECHNOLOGY shall reside in the inventor and other staff of LICENSOR. The LICENSOR shall use its best efforts to provide a copy of such publication forty-five (45) days in advance of publication for review by LICENSEE, but such review will be in no way construed as a right to restrict such publication. LICENSEE shall also have the right to publish and/or co-author any publication on the SUBJECT TECHNOLOGY based on data developed by LICENSEE.

         6.03 - Each party shall keep confidential and not disclose, directly or indirectly, for a period of five (5) years from the date of disclosure, and shall not use for the benefit of itself or any other individual or entity any CONFIDENTIAL INFORMATION of the other, except as expressly allowed by this LICENSE, or with the prior written approval of the disclosing party (the "DISCLOSING


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PARTY"). CONFIDENTIAL INFORMATION means any trade secrets or confidential, proprietary information, whether written, oral, digital or other form, which is unique, confidential or proprietary to the DISCLOSING PARTY, including but not limited to, the applicable SUBJECT TECHNOLOGY, PATENT RIGHTS, LICENSED PRODUCT and any other materials or information related to the business or activity of the DISCLOSING PARTY which is not generally known to others engaged in similar businesses or activities. Information disclosed in written media shall be clearly marked "CONFIDENTIAL" in order to be entitled to protection as CONFIDENTIAL INFORMATION. Information disclosed orally or in other media shall be considered CONFIDENTIAL INFORMATION only if the information is reduced to a written summary by the DISCLOSING PARTY, and if said written summary is marked "CONFIDENTIAL" and sent to the party receiving the disclosure within thirty (30) days of the date of disclosure. The recipient of such CONFIDENTIAL INFORMATION has no confidentiality obligation hereunder with respect to CONFIDENTIAL INFORMATION that (a) was in the possession of, or was rightfully known, by such recipient without a confidentiality obligation prior to receipt of such CONFIDENTIAL INFORMATION from the DISCLOSING PARTY; (b) is, or becomes, generally known to the public without violation of this AGREEMENT; (c) is retained by such recipient in good faith from a third party having the right to disclose such CONFIDENTIAL INFORMATION without a confidentiality obligation; (d) is independently developed by such recipient without the participation of individuals who have access to the CONFIDENTIAL INFORMATION; (e) is required to be disclosed by law or government authority, provided such recipient provides the DISCLOSING PARTY with reasonable advance written notice.

         6.04 - It is agreed that, notwithstanding any provisions herein, LICENSOR is free to use the SUBJECT TECHNOLOGY and PATENT RIGHTS for its own educational, teaching, research and clinical purposes without restriction and without payment of royalties or other fees.

         6.05 - This license agreement is subject to all of the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and technology.

                      ARTICLE 7 - DURATION AND TERMINATION

         7.01 - This Agreement shall become effective upon the EFFECTIVE DATE, and unless sooner terminated in accordance with any of the provisions herein, shall remain in full force and effect for the life of the last-to-expire of the patents included in the PATENT RIGHTS.

         7.02 - LICENSEE may terminate this Agreement by giving LICENSOR written notice at least three (3) months prior to such termination, and thereupon terminate the manufacture, use or sale of LICENSED PRODUCTS.


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         7.03 - Either party may immediately terminate this Agreement for fraud, willful misconduct, or illegal conduct of the other party upon written notice of same to that other party. Except as provided above, if either party fails to fulfill any of its obligations under this Agreement, the non-breaching party may terminate this Agreement, upon written notice to the breaching party, as provided below. Such notice must contain a full description of the event or occurrence constituting a breach of the Agreement. The party receiving notice of the breach will have the opportunity to cure that breach within ninety (90) days of receipt of notice, except in the case of payment obligations where the cure period will be thirty (30) days. If the breach is not cured within that time, the termination will be effective as of the ninetieth (90th) day after receipt of notice, or thirtieth (30th) day in the case of failure to meet payment obligations. A party's ability to cure a breach will apply only to the first two breaches properly noticed under the terms of this Agreement, regardless of the nature of those breaches. Any subsequent breach by that party will entitle the other party to terminate this Agreement upon proper notice.

         7.04 - Upon the termination of this Agreement, LICENSEE may notify LICENSOR of the amount of LICENSED PRODUCT LICENSEE then has on hand and in production, and LICENSEE shall then have a license to sell that amount of LICENSED PRODUCT, but no more, provided LICENSEE shall pay the royalty thereon at the rate and at the time provided for.

         7.05 - If during the term of this Agreement, LICENSEE shall become bankrupt or insolvent or if the business of LICENSEE shall be placed in the hands of a receiver or trustee, whether by the voluntary act of LICENSEE or otherwise, or if LICENSEE shall cease to exist as an active business, this Agreement shall immediately terminate.

                            ARTICLE 8 - LAW TO GOVERN

         8.01 - This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina.

                             ARTICLE 9 - ASSIGNMENT

         9.01 - This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. However, LICENSEE may not assign its rights in this Agreement without approval by LICENSOR, such approval not to be unreasonably withheld. Notwithstanding the foregoing, the LICENSEE may assign its rights under this Agreement without the consent of the LICENSOR, to (i) a majority owned subsidiary or (ii) a third party which acquires all or substantially all of its assets.


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                              ARTICLE 10 - NOTICES

         10.01 - Notice hereunder shall be deemed sufficient if given by registered mail, postage prepaid, and addressed to the party to receive such notice at the address given below, or such other address as may hereafter be designated by notice in writing.

LICENSOR                                             LICENSEE
--------                                             --------

Office of Science and Technology            Celsion Corporation
Duke University                             10220-1 Old Columbia Road
Attn: License Administrator                 Columbia, MD 21046-1705
Box 90083
Durham, NC  27708

cc:   Duke University
      Office of Counsel
      2400 Pratt Street, Suite 4000
      DUMC Box 3024
      Durham, North Carolina  27710

           ARTICLE 11 - INDEMNITY, INSURANCE, REPRESENTATIONS, STATUS

         11.01 - LICENSEE agrees to indemnify, hold harmless and defend LICENSOR, its officers, employees, and agents, against any and all claims, suits, losses, damages, costs, fees, and expenses asserted by third parties, both government and non-government, resulting from or arising out of the exercise of this license. The LICENSEE shall not be responsible for the negligence or intentional wrongdoing of the LICENSOR.

         11.02 - LICENSEE shall maintain in force at its sole cost and expense, with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against liability under paragraph 11.01 above. LICENSOR shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

         11.03 - Nothing in this Agreement shall be deemed to be a representation or warranty by LICENSOR of the validity of any of the patents or the accuracy, safety, efficacy, or usefulness, for any purpose, of any SUBJECT TECHNOLOGY. LICENSOR shall have no obligation, express or implied, to supervise, monitor, review or otherwise assume responsibility for the production, manufacture, testing, marketing or sale of any LICENSED PRODUCT, and LICENSOR shall have no liability whatsoever to LICENSEE or any third parties for or on account of any injury, loss, or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any


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other liability incurred by or imposed upon LICENSEE or any other person or entity, arising out of or in connection with or resulting from:

         a.  the production, use, or sale of any LICENSED PRODUCT;

         b.  the use of any SUBJECT TECHNOLOGY; or

         c. any advertising or other promotional activities with respect to any of the foregoing.

         11.04 - Neither party hereto is an agent of the other party for any purpose whatsoever.

                       ARTICLE 12 - USE OF A PARTY'S NAME

         12.01 -Neither party will, without the prior written consent of the other party:

         a. use in advertising, publicity or otherwise, any trade-name, personal name, trademark, trade device, service mark, symbol, or any abbreviation, contraction or simulation thereof owned by the other party; or

         b. represent, either directly or indirectly, that any product or service of the other party is a product or service of the representing party or that it is made in accordance with or utilizes the information or documents of the other party.

                             ARTICLE 13 - SEVERANCE

         13.01 - Each clause of this AGREEMENT is a distinct and severable clause and if any clause is deemed illegal, void or unenforceable, the validity, legality or enforceability of any other clause or portion of this AGREEMENT will not be affected thereby.

                               ARTICLE 14 - TITLES

         14.01 - All titles and article headings contained in this AGREEMENT are inserted only as a matter of convenience and reference. They do not define, limit, extend or describe the scope of this AGREEMENT or the intent of any of its provisions.


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                        ARTICLE 15 - ENTIRE UNDERSTANDING

         15.01 - This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning the FIELD, including the SUBJECT TECHNOLOGY.

         IN WITNESS WHEREOF, the parties have caused these presents to be executed in duplicate as of the date and year first above written.

LICENSOR: DUKE UNIVERSITY                LICENSEE:

BY:________________________________      BY:____________________________________
   Robert L. Taber, Ph.D.                PRINTED NAME: _________________________
   Vice Chancellor                       TITLE: ________________________________
   Science & Technology Development





                                    EXHIBIT A

                          SUBJECT TECHNOLOGY - PATENTS

DUKE FILE NO. 2193

US Serial No. 10/437,838  Pending

Title - "Non-invasive Apparatus and Method for Providing RF Energy Induced Localized Hyperthermia"

Inventor - Thaddeus Samulski, Ph. D.


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